Filed Pursuant to Rule 433
Dated 03/17/06
Registration Statement No. 333-132201

Toyota Motor Credit Corporation ("TMCC")
5 NC 2-year US MTN Note
Final Terms and Conditions

Summary Terms of Note

Issuer: Toyota Motor Credit Corporation ("TMCC") (Aaa/AAA)

Underwriter: Deutsche Bank Securities Inc. ("DBSI")

Documentation: US MTN Program

Denominations: 10,000 x 1,000

Launch Date: March 17, 2006

Settlement Date: March 24, 2006

Maturity Date: March 24, 2011

Issue Size: USD 100,000,000

Issue Price: 100.00%

Proceeds: 100.00% (100% of issue size equals USD 100,000,000)

Re-offer Price: 100.00%

Coupon: 5.250%

Payment Dates: Interest on the Notes will be payable on September 24, 2006 and semi-annually thereafter on 3/24 and 9/24

Call Feature: The Notes will be callable in whole at par on March 24, 2008 only

Call Notification: 10 calendar days notification on the Notes

Daycount Fraction: 30 / 360, following unadjusted

Governing Law: New York

CUSIP: 89233PXQ4

Business Days: New York

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.